Exhibit 14

September 2009
Code of Ethics for Ridgewood Energy Corporation

As a registered investment adviser, Ridgewood Energy Corporation (“Ridgewood Energy”)  is required to adopt a Code of Ethics pursuant to Rule 204A-1 (the “Rule”)of the Investment Advisers Act of 1940 (“Advisers Act”).  This Code of Ethics, together with The Ridgewood Companies Code of Ethics (attached as Exhibit A), will serve as Ridgewood Energy’s Code of Ethics (“Code”) for purposes of the Rule.

I.	Statement of General Policy

 Ridgewood Energy and its employees owe a fiduciary duty to their clients.  A fiduciary is a person or entity that acts in certain matters on behalf of another person or entity.  Fiduciaries are held to a higher standard of care when managing the affairs of others and must act with integrity, skill, care and diligence.  A fiduciary must disclose conflicts of interest with its clients or, in some cases, avoid such conflicts entirely. A fiduciary’s duties also require it to treat clients fairly and not to favor one client over another.  Accordingly, at all times Ridgewood Energy and its employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of their clients.  The Code sets forth specific standards for Ridgewood Energy and its employees when fulfilling Ridgewood Energy’s fiduciary responsibilities.

All employees are also required to read, understand and comply at all times with the Code, including The Ridgewood Companies Code of Ethics (Exhibit A), which contains standards of business conduct that Ridgewood Energy and its affiliates require of their employees such as: (i) the expectation that all employees perform their duties in an honest and ethical manner; (ii) the requirement that employees ensure that all disclosures in reports and documents are complete, fair, accurate, timely and understandable; and (iii) the requirement that no employee retaliate against any other employee who provides information in good faith to any of the affiliated Ridgewood Companies, law enforcement officials or regulatory agencies concerning a possible violation of law or regulation (see the Ridgewood Companies Internal Reporting Procedures).

While the Code cannot anticipate every situation in which personal interests may be in conflict with the interests of Ridgewood Energy’s clients, all employees are expected to be responsive to the spirit and intent of the Code as well as its specific provisions.  The Chief Compliance Officer (“CCO”) and the Legal Department are responsible for enforcement of the Code. All persons subject to the Code are required to report any violations of the Code of which they become aware to the CCO.  When any doubt exists regarding any Code provision or whether a conflict of interest might exist with regard to an Advisory Client (see definition below), you should discuss the transaction beforehand with the CCO.

Each employee of Ridgewood Energy will be required to sign the Code of Ethics Acknowledgement Form acknowledging that he/she has received, read and understands the contents of the Code.

Code of Ethics for Ridgewood Energy Corporation

 September 2009

II.           Definitions:  As used in the Code, the following terms have the meaning provided below:

A.	Adviser. Ridgewood Energy.

B.
Advisory Client. Any private equity fund exempt from the securities registration requirements under Section 4(2) of the Securities Act of 1933 (“1933 Act”) and Rule 506 of Regulation D thereunder, or any public fund that is registered pursuant to a Form S-3 shelf registration statement pursuant to the 1933 Act, that is managed directly or indirectly by the Adviser (such as the Ridgewood Energy I Fund, LLC, among others).

C.
Access Person.  Any director, officer or employee of the Adviser, or of any company which is an affiliate of the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security for an Advisory Client, or whose functions relate to the making of any recommendations and investment decisions with respect to such purchases or sales and shall include any person who is a member of the Adviser’s Investment Committee (referred to herein as “Investment Committee Member”), as defined below.

A person does not become an Access Person due to the following:

A.	Assisting in the preparation of public reports or receiving public reports (except reports regarding current recommendations of “Oil and Gas Projects” for Ridgewood Energy); or

B.	Obtaining knowledge of current recommendations of “Oil and Gas Projects” for Ridgewood Energy on an infrequent or inadvertent basis.

D.
Beneficial Ownership.  “Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.  Accordingly, the term “Beneficial Ownership” shall be understood to mean “any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities.”  Beneficial Ownership includes securities owned by a member of your immediate family sharing the same household.

E.	Chief Compliance Officer (“CCO”). The person designated by the Adviser as CCO or a properly designated delegate. The current CCO is Maria E. Haggerty.

F.
Covered Securities.  All securities as defined in Section 202(a)(18) of the Adviser’s Act, except that it shall not include direct obligations of the government of the United States, high quality, short-term debt instruments (including but not limited to bankers’ acceptances, bank certificates of deposit, commercial paper and repurchase agreements) and shares of U.S. registered open-end investment companies (i.e., mutual funds).

G.
Investment Committee Member.  Each person who is a member of the Ridgewood Energy Investment Committee and, in connection with his or her regular functions or duties, makes or participates in making recommendations and investment decisions regarding the purchase or sale of securities affecting an Advisory Client.

Code of Ethics for Ridgewood Energy Corporation

 September 2009

H.
New Issue Equity Security.  Any initial public offering of any equity security (as defined in section 3(a) (11) of the Securities Exchange Act of 1934), made pursuant to a registration statement or offering circular.

I.
Non-Advisory Director or Officer.  The directors or officers of Ridgewood Energy who in connection with his or her regular functions or duties do not make, participate in, or obtain information regarding the purchase or sale of a security for an Advisory Client.

J.
Private Placement.  An offering that is exempt from registration under the 1933 Act, as amended, pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the 1933 Act.

K.	Purchase or Sale of a Security. A transaction to purchase or sell a security, including among other things, an option to purchase or sell a security.

L.
Supervised Persons. Each (i) Access Person and Non-Advisory Director or Officer; (ii) other employees of the Adviser; and (iii) any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control.  With regard to item (iii), depending upon the circumstances, the following may be “Supervised Persons” of the Adviser: temporary workers, consultants, independent contractors, certain employees of affiliates, or particular persons designated by the CCO.

All other terms used in the Code that are not defined herein have the same meanings ascribed to them in either the Advisers Act, the 1933 Act or the Securities Exchange Act of 1934.

III.           Standards of Conduct

A.	All Supervised Persons have a fiduciary duty to:

1.	Always place the interests of the Advisory Clients first and not take inappropriate advantage of their positions;

2.
Ensure that all personal securities transactions and other activities are conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of a Supervised Person’s position of trust and responsibility (see Section D below for more on Conflicts of Interests);

3.
Not engage in any act, practice, or course of business which results in the distribution to unauthorized persons of material nonpublic information of public companies learned in the course of business which is confidential, pursuant to the requirements established by the “Insider Trading Policy”.  Although Access Persons are most likely to come in contact with material nonpublic information, the prohibition on insider trading and potential sanctions applies to all Supervised Persons.

Code of Ethics for Ridgewood Energy Corporation

 September 2009

4.	Ensure that independence is maintained in the investment decision-making process.

B.
Supervised Persons must comply with all applicable federal securities laws, which includes the Advisers Act, 1933 Act, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act to the extent it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury (collectively, “Federal Securities Laws”).

C.	In connection with the purchase or sale, directly or indirectly, of securities held or to be acquired by an Advisory Client, Supervised Persons are not permitted to:

1.	Employ any device, scheme or artifice to defraud an Advisory Client;

2.	Mislead an Advisory Client, including by making any untrue statement of a material fact or by making a statement that omits material facts;

3.	Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon an Advisory Client;

4.	Engage in any manipulative practice with respect to an Advisory Client; or

5.	Engage in any manipulative practice with respect to securities including price manipulation.

D.
Conflicts of Interest among Advisory Clients may arise where an Adviser or its Supervised Persons have reason to favor the interests of one Advisory Client over another Advisory Client (e.g., funds with a larger number of investors versus funds with fewer investors; funds in which employees of an Adviser have made material personal investments versus those without).   Inappropriate favoritism of one Advisory Client over another Advisory Client would constitute a breach of fiduciary duty.

E.
The standards set forth in Sections A-D above, govern all conduct whether or not the conduct is also covered by more specific provisions of the Code.  Supervised Persons are encouraged to raise any questions concerning the Code with the CCO.  The CCO is ultimately responsible for administering, monitoring and reviewing such procedures to ensure that they are accomplishing their stated goal.

IV.	Restrictions on Personal Securities Transactions -- Access Persons

A.
Access Persons shall not purchase or sell, directly or indirectly, any Covered Security in which she or he has, any direct or indirect Beneficial Ownership and which at the time of such purchase or sale:

1.
Is a publicly traded exploration and production oil and gas company that has substantial activities in the Gulf of Mexico or a publicly traded drilling or pipeline company that has substantial activities in the Gulf of Mexico.  If you are not sure whether a particular security falls within this category, please consult with the CCO before entering an order for the Purchase or Sale of a Security.

Code of Ethics for Ridgewood Energy Corporation

 September 2009

2.	Is a New Issue Equity Security.

B.
Access Persons are required to obtain prior written approval before making an outside investment in a Private Placement or any other investment that cannot be made through a Financial Industry Regulatory Authority, Inc. (“FINRA”) Member Firm (including Ridgewood Funds) from the Adviser’s CEO or Executive Vice President (Robert L. Gold) and the CCO.  The Ridgewood Energy “Outside Investments Approval Form” is attached hereto as Exhibit D.

V.	Exempt Transactions: The prohibitions in Section III of the Code shall not apply to the following transactions by Access Persons:

A.	Purchases or Sales of Securities effected in any account over which an Access Person has no direct or indirect influence or control; and

B.
The exercise of rights to purchase securities granted by an issuer on a pro rata basis to the Access Person as a member of a class of holders of the issuer’s securities, to the extent such rights were acquired from such issuer.

VI.          Prohibited Business Conduct

A.
Supervised Persons of the Adviser may not participate in any of the following activities without obtaining prior written approval from both the Head of such Supervised Person’s Department and the CCO or in the case of Access Persons from the Adviser’s CEO Executive Vice President (Robert L. Gold) and the CCO:

1.
Outside Employment, Business Affiliations or Directorships: Accept any outside employment, directorship or other business affiliation with organizations outside of the Adviser. The Adviser discourages Supervised Persons from engaging in outside business activities that may interfere with their duties with the Adviser.

2.
Gifts and Entertainment: A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to their clients.  Generally, Supervised Persons should not accept gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm.  Similarly, Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing the decision-making from any person or entity that does or seeks to do business with or on behalf of the Adviser.

Note. This general principal applies in addition to the more specific guidelines set forth below.

Code of Ethics for Ridgewood Energy Corporation

 September 2009

a.
Gifts.  No Supervised Person may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Adviser.  No Supervised Person may give or offer any gift of more than de minimis value to any person or entity that does business with or on behalf of the Adviser without pre-approval by the CCO.

i. De Minimis. For purposes of the Code, de minimus is one-hundred dollars ($100) per person.

b.	Cash. No Supervised Person may give or accept cash gifts or cash equivalents to or from a person or entity that does business with an Advisory Client.

c.
Entertainment.  No Supervised Person may give or accept extravagant or excessive entertainment to or from any person or entity that does or seeks to do business with or on behalf of an Advisory Client.  Supervised Persons may provide or accept a business entertainment event, such as dinner or a sporting event, so long as it is of reasonable value and the Supervised Person providing the entertainment is present as such event.

B.	No Supervised Person shall, either directly or indirectly:

1.	Engage in any business transaction or arrangement for personal profit based on material non-public information gained by way of employment with the Adviser;

2.
Communicate material non-public information about security transactions of an Advisory Client whether current or prospective, to anyone unless necessary as part of the regular and ordinary course of the Advisory Clients’ business.

3.	Buy or sell any security or any other property from or to an Advisory Client without the prior approval of the CEO of the Adviser and the CCO.

VII.         Holdings and Transaction Reporting Requirements for Access Persons

Access Persons must submit to the CCO a report of all holdings in all Covered Securities within 10 days of becoming an Access Person (“Initial Securities Holdings Report”) and thereafter on an annual basis (“Annual Holdings Report”).  Both these reports must be current within the preceding 45 days.  Access Persons are also required to submit ongoing quarterly transaction reports within 10 days of each quarter-end (“Quarterly Securities Transaction Reports”).  Please refer to Exhibit F, Schedules A-C, attached hereto for further requirements regarding the initial, quarterly and annual reports.

In lieu of filing such reports with the CCO, Access Persons may arrange for the CCO or CCO designee to receive duplicate account statements and confirmations for accounts held at broker-dealers, banks or other financial institutions.

Code of Ethics for Ridgewood Energy Corporation

 September 2009

VIII.         Reinforcement, Reporting and Sanctions

The Code is designed to detect and prevent fraud against Advisory Clients and to avoid even the appearance of impropriety.

To provide assurance that policies are effective, the CCO or CCO designee is required to monitor Access Persons’ personal securities transactions for violations against the restrictions outlined in Section III A above, as well as any suspicious trading or patterns of trading that may violate the Federal Securities Laws.   Other internal auditing and compliance review procedures may be adopted from time to time.  Appropriate records will be kept, in the form, and for the time periods, required by applicable law, including records of compliance monitoring, reporting by Access Persons, approvals of various transactions, and disciplinary actions.

Upon learning of a violation of the Code, the Adviser may impose sanctions as it deems appropriate under the circumstance, including, but not limited to, letters of reprimand, suspension or termination of employment and notification to regulatory authorities in the case of Code violations which also constitute fraudulent conduct. The CCO and General Counsel will make recommendations regarding sanctions for violations and refer such recommendations to the CEO of the Adviser for review.  All material violations of the Code and any sanctions imposed with respect thereto shall be reported to the CCO and the General Counsel.

IX.          Administration & Amendments to the Code

A.
Annual Certification of Compliance:  Unless an updated Code has been delivered to Supervised Persons, all Supervised Persons are required in writing to certify annually that they have (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with the Code.

B.
Amendments: The Code may be amended by the CCO from time to time. Material amendments shall be distributed to all relevant persons and records shall be kept of their acknowledgement of receipt of such an Amended Code.

C.	Training and Education: The CCO is responsible for training and educating Supervised Persons regarding the Code. Such training will occur periodically.

D.
Records of the Code: Records will be kept in accordance with Rules 204-2(a) (12) and (13) of the Advisers Act.  Accordingly, such records will be maintained at the Adviser’ home office located in New Jersey or at such other of its offices as appropriate.

E.	Additional Information: For additional information about the Code or any ethics-related questions, please contact the CCO or the General Counsel.

EXHIBIT A

THE RIDGEWOOD COMPANIES

Code of Ethics

1.           Application and Purpose

This Code of Ethics (this “Code”) shall apply to all employees and officers of Ridgewood Renewable Power, LLC, Ridgewood Energy Corporation, Ridgewood Capital Management, LLC (the “Ridgewood Companies”), including employees and officers of The Ridgewood Companies affiliates and subsidiaries (“Employees”), including, but not limited to, the power trusts:  Ridgewood Electric Power Trust I, Ridgewood Electric Power Trust II, Ridgewood Electric Power Trust III, Ridgewood Electric Power Trust IV, Ridgewood Electric Power Trust V, and The Ridgewood Power Growth Fund (collectively the “Power Trusts”).  Every Employee must be familiar with and understand the provisions of this Code.  The purpose of this Code is to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
Full, fair, accurate, timely and understandable disclosure in reports and documents that the Power Trusts file with, or submits to, the United States Securities and Exchange Commission and, as to the Power Trusts and Ridgewood Companies, in other public communications;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of this Code; and

•	Accountability for adherence to this Code.

2.	Honest and Ethical Conduct

All Employees shall perform their duties in an honest and ethical manner.  This includes:

•	Avoiding situations in which their personal, family or financial interests conflict with those of the Ridgewood companies;

•	Refraining from engaging in any activities that compete with the Ridgewood Companies, or which may compromise its interests;

•
Refraining from taking any business or investment opportunity discovered in the course of employment with or service to the Ridgewood Companies that the Employee knows, or should have or has reason to know, would benefit the Ridgewood Companies, or any of them; and

•	Complying with all applicable governmental laws, rules and regulations.

The Ridgewood Companies encourage Employees to avoid even the appearance of a conflict of interest and to raise ethical questions, dilemmas, concerns or suggestions with appropriate individuals within the Ridgewood Companies, including supervisors, managers, senior management, or human resources.  The Ridgewood Companies have since their inception encouraged such issues to be raised and, based upon prior experience, many, if not most, of these issues can be addressed informally, after appropriate discussion and analysis.

If any Employee would feel uncomfortable in any way raising ethical issues as set forth above, or if they raise such issues and they are not resolved appropriately, then s/he should consult with the Manager of HR or the General Counsel (the “Ethics Officer(s)”).  The Ethics Officer(s) will also follow the procedures described in Section 4 below.  Any Employee who becomes involved in a situation that gives rise to an actual conflict of interest must promptly inform the Ethics Officer(s) of such conflict.

3.	Full, Fair, Accurate, Timely and Understandable Disclosure

The Ridgewood Companies are committed to ensuring that all disclosures in reports and documents that the Power Trusts file with, or submits to the SEC, as well as other public communications made by the Ridgewood Companies in general are full, fair, accurate, timely and understandable.  The Ridgewood Companies’ CEO and CFO (“Senior Officers”) are ultimately responsible for taking all necessary steps to ensure that this occurs.  All Company Employees shall take appropriate steps within their area of responsibility to ensure the same.

4.	Internal Reporting of Code Violations

Any Employee who in good faith believes or suspects that any portion of this Code has been violated (including any violation of Section 3 of this Code) and does not feel comfortable addressing the issue with individuals identified in Section 2 should immediately report such violation to the Ethics Officer(s).  Any such report will be promptly evaluated and/or investigated.  While the Ridgewood Companies strongly prefer that any individual who wishes to make such a complaint to identify him/herself (to assist in the understanding of the concerns expressed), any person may make such a complaint anonymously.  Any person reporting such a violation should be prepared to provide as much detail as possible about the suspected violation, including the individuals involved, the nature of the violation, documentation of the violation, or any other information which may be helpful in the Ridgewood Companies’ evaluation and, if necessary, investigation of the complaint.  Prompt disclosure to the appropriate parties is vital to ensure a thorough and timely evaluation and appropriate resolution.  A violation of this Code is a serious matter and could have legal implications.  Allegations of such behavior are not taken lightly and should not be made to embarrass someone or put him or her in a false light.  Therefore, reports of suspected violations should always be made in good faith.

5.	No Retaliation

The Ridgewood Companies will not tolerate any retaliation against any person who provides information in good faith to the Ridgewood Companies or law enforcement official concerning a possible violation of any law, regulation or this Code.  Any Employee who violates this rule may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment.

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6.	Consequences for Non-Compliance with this Code

Corrective Actions.  Any violation of applicable law or any deviation from the standards embodied in this Code will result in appropriate corrective and/or disciplinary action, up to and including termination of employment.

Required Government Reporting.  Whenever conduct occurs that requires a report to the government, the Ethics Officer(s) shall be responsible for complying with such reporting requirements.

7.	Publication of this Code; Amendments and Waivers

•	This Code will be posted and maintained on the Company’s website and posting will be disclosed in each Power Trust’s Annual Report on Form 10-K.

•	Any amendment to or waiver of this Code with respect to a Senior Officer of a Power Trust:

o	Shall be disclosed within five (5) days of such action in a filing on Form 8-K with the Securities and Exchange Commission.

o	Shall be reported in the Power Trust’s next periodic report with the SEC if not previously reported on a Form 8-K.

o	Shall be reported in the Power Trust’s next periodic report with the SEC if not previously reported on a Form 8-K.

•	Records of any disclosures relating to waivers of this Code shall be retained for no less than five years.

Adopted by March 1, 2004

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